Exhibit 16.1

October 12, 2023

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Enrome LLP. (“Enrome”) has been furnished with a copy of the disclosures in the Form 8-K for the event that occurred on October 12, 2023 to be filed by Enrome’s former client GD Culture Group Limited (the “Company”). Enrome does not disagree with the Company’s statements regarding Enrome under Item 4.01. Changes in Company’s Certifying Accountant (1) Previous Independent Registered Public Accounting Firm.

Enrome has no basis to agree or disagree with any other part of the Form 8-K.

Very truly yours,

/s/ Enrome LLP

Enrome LLP